Exhibit 5.1

Texas New York Washington, DC Connecticut Seattle Dubai London	Bracewell & Giuliani LLP 711 Louisiana Street Suite 2300 Houston, Texas 77002-2770 713.223.2300 Office 713.221.1212 Fax bgllp.com

September 25, 2013

Spectra Energy Partners, LP

5400 Westheimer Court

Houston, Texas 77056

Ladies and Gentlemen:

We have acted as special counsel for Spectra Energy Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the Partnership’s issuance of $500,000,000 aggregate principal amount of its 2.950% Senior Notes due 2018 (the “2018 Notes”), $1,000,000,000 aggregate principal amount of its 4.750% Senior Notes due 2024 (the “2024 Notes”) and $400,000,000 aggregate principal amount of its 5.950% Senior Notes due 2043 (the “2043 Notes” and, together with the 2018 Notes and the 2024 Notes, the “Notes”), pursuant to (a) the Registration Statement on Form S-3 (Registration No. 333-176245) (the “Registration Statement”), which was filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (b) the related prospectus dated August 11, 2011, as supplemented by the prospectus supplement relating to the sale of the Notes dated September 16, 2013 (as so supplemented, the “Prospectus”), as filed by the Partnership with the Commission pursuant to Rule 424(b) under the Act. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Partnership’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).

The Notes are to be issued pursuant to the Indenture, dated as of June 9, 2011 (the “Base Indenture”), between the Partnership, as issuer, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of September 25, 2013 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Partnership and the Trustee. The terms of the Notes of each series (including the form of Note) have been established pursuant to resolutions adopted by the Board of Directors of Spectra Energy Partners GP, LLC, a Delaware limited liability company (“GP LLC”), the general partner of Spectra Energy Partners (DE) GP, LP, a Delaware limited partnership and the general partner of the Partnership (the “General Partner”).

We have examined originals, or copies certified or otherwise identified, of (i) the Partnership’s Certificate of Limited Partnership and First Amended and Restated Agreement of Limited Partnership, in each case as amended to date; (ii) the Underwriting Agreement, dated September 16, 2013 (the “Underwriting Agreement”), among the Partnership, GP LLC, the General Partner and the several Underwriters named therein (the “Underwriters”), relating to the issuance and sale of the Notes; (iii) the Registration Statement and the Prospectus; (iv) the Base

Spectra Energy Partners, LP

September 25, 2013

Indenture and the Second Supplemental Indenture; (v) certain resolutions of the Board of Directors of the General Partner and a Committee thereof as furnished to us by the Partnership; and (vi) certificates of public officials and of representatives of the Partnership. We also have made such investigations of law and examined originals or copies of such other documents and records as we have deemed necessary and relevant as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates and representations of officers of the Partnership and the General Partner, of governmental and public officials and of other sources believed by us to be responsible with respect to the accuracy of the material factual matters contained therein or covered thereby. We have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted as certified or photostatic copies conform to the originals thereof.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Notes have been duly executed, issued and delivered by the Partnership and the Notes have been authenticated and delivered by the Trustee in accordance with the terms of the Indenture and duly purchased and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Notes will constitute legal, valid and binding obligations of the Partnership, enforceable against the Partnership, in accordance with their terms, except as such enforcement is subject to (i) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality.

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinion is limited to the relevant contract law of the State of New York and the relevant federal law of the United States of America. We express no opinion with respect to the federal or state securities laws or blue sky laws of any jurisdiction, including the anti-fraud provisions of any such laws, or with respect to the law of any other jurisdiction. The opinion expressed herein is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

Spectra Energy Partners, LP

September 25, 2013

We hereby consent to the filing of this opinion of counsel as an exhibit to the Form 8-K and to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP

Bracewell & Giuliani LLP